Exhibit 99

For Immediate Release

The McGraw-Hill Companies Increases Dividend by 12.9% and

Approves New Stock Buyback Plan for up to 45 Million Shares

- Actions Demonstrate Long-Term Commitment to Building Shareholder Value -

Board Also Approves Majority Voting Measure

New York, NY, January 31, 2007 – The Board of Directors of The McGraw-Hill Companies (NYSE: MHP) today approved a 12.9% increase in the regular quarterly cash dividend on the Corporation’s common stock and also authorized a new stock repurchase program for up to 45 million shares, or approximately 12.7% of the Corporation's outstanding shares.

“The dividend increase and our new share repurchase program demonstrate the Board’s long-term commitment to maximizing shareholder value and total shareholder return,” said Harold McGraw III, chairman, president and CEO. “Our portfolio of leading businesses continues to perform extremely well, and since 1996 we have returned $5.9 billion to shareholders – including $1.8 billion in 2006 – through share repurchases and increased dividend payments.”

“The McGraw-Hill Companies has a successful record of achieving consistent growth and our long-term prospects are excellent," said Mr. McGraw. “Our strong financial performance and the Board’s actions underscore our ability to create lasting value for our shareholders.”

The quarterly dividend will increase from $0.1815 to $0.205 per share, marking the 34th consecutive annual increase of the Corporation’s common stock dividend. The dividend will be payable on March 12, 2007 to shareholders of record on February 26, 2007.

The new annualized rate of $0.82 per share represents an average compound annual dividend growth rate of 10.4% since 1974. The McGraw-Hill Companies has paid a dividend each year since 1937 and is one of fewer than 30 companies in the S&P 500 that has increased its dividend annually for the last 34 years.

In January 2006, the Board authorized a stock repurchase program for up to 45 million shares and during 2006 the Corporation repurchased 28.4 million shares, including 25 million shares from the 2006 program and 3.4 million shares remaining from the buyback program authorized in 2003. At the end of 2006, there were 20 million shares remaining in the 2006 repurchase authorization.

In 2007 the Corporation expects to repurchase up to 15 million shares from the 2006 program, subject to market conditions.

Historically, approximately 45% of the shares repurchased have been used to reduce the Corporation’s number of outstanding shares. The McGraw-Hill Companies had close to 367 million diluted weighted average shares outstanding for 2006.

The McGraw-Hill Companies’ dividend increase and new stock repurchase plan follow the Corporation’s announcement on January 25 of diluted earnings per share of $2.40 for 2006, an increase of 8.6% versus $2.21 in 2005. For the fourth quarter of 2006, diluted earnings per share increased 12.0% to $0.56 compared to the same period last year.

Board Adopts Majority Vote Standard for Election of Directors

The Board also announced today that it has amended the Corporation’s By-Laws to provide for a majority vote standard in the election of directors.

Under the new By-Law, if a nominee for director is elected by a plurality of the votes cast, but fails to receive a majority of the votes cast, the director will be required to tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee will then recommend to the full Board whether the resignation should be accepted. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. This policy will be in effect for The McGraw-Hill Companies’ April 25, 2007 annual meeting of stockholders.

“The adoption of majority voting in the election of our directors is consistent with good corporate governance practices and provides the Board with the ability to act in the best interests of our shareholders," said Mr. McGraw.

About The McGraw-Hill Companies:

Founded in 1888, The McGraw-Hill Companies (NYSE: MHP) is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands including Standard & Poor's, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at http://www.mcgraw-hill.com.

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Release issued: January 31, 2007

Contacts for The McGraw-Hill Companies:

Media Relations Contacts:	Investor Relations Contact:
Steven H. Weiss Vice President, Corporate Communications (212) 512-2247 (office) (917) 699-9389 (mobile) weissh@mcgraw-hill.com	Donald S. Rubin Senior Vice President, Investor Relations (212) 512-4321 (office) (212) 512-3840 (fax) donald_rubin@mcgraw-hill.com

Jason Feuchtwanger Senior Manager, Media Relations (212) 512-3151 (office) (347) 419-4169 (mobile) Jason_feuchtwanger@mcgraw-hill.com